As filed with the Securities and Exchange Commission
on April 7, 2004

Registration No. 811-09347

SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 Ô

Amendment No. 24 Õ
________________________

NATIONS MASTER INVESTMENT TRUST
(Exact Name of Registrant as specified in Charter)
101 South Tryon Street
Charlotte, NC 28255
(Address of Principal Executive Offices, including Zip Code)
__________________________

Registrant's Telephone Number, including Area Code: (800) 321-7854
Robert B. Carroll
c/o Bank of America Corporation
One Bank of America Plaza
101 South Tryon Street
Charlotte, North Carolina 28255
(Name and Address of Agent for Service)
With a copy to:
Marco E. Adelfio, Esq.
Steven G. Cravath, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Ave., N.W.
Washington, D.C. 20006

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, in order to disclose a portfolio manager change for Nations Marsico Focused Equities Master Portfolio and Nations Marsico Growth Master Portfolio. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by the investment companies or certain other entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or solicitation of an offer to buy, any beneficial interests in the Registrant. Part A of the Registration Statement is hereby incorporated by reference to Amendment Nos. 19 and 20 filed July 31, 2003 and September 23, 2003, respectively and Amendments Nos. 22 and 23 filed January 7, 2004; Part B of the Registration Statement is hereby incorporated by reference to Amendment No. 21, filed October 14, 2003; and Part C of the Registration Statement is hereby incorporated by reference to Amendment No. 19, filed July 31, 2003.

NATIONS MASTER INVESTMENT TRUST
Nations Marsico Focused Equities Master Portfolio
Nations Marsico Growth Master Portfolio
(together the "Master Portfolios")

Supplement dated April 7, 2004
to the Part A dated August 1, 2003, as supplemented

The Part A for the Master Portfolios is hereby supplemented as follows:

Effective April 30, 2004, Mr. James A. Hillary no longer co-manages Nations Marsico Focused Equities Master Portfolio and Nations Marsico Growth Master Portfolio with Mr. Thomas F. Marsico. Effective on that date, Mr. Marsico is the sole portfolio manager of Nations Marsico Focused Equities Master Portfolio and Nations Marsico Growth Master Portfolio. All references to the portfolio management of Nations Marsico Focused Equities Master Portfolio and Nations Marsico Growth Master Portfolio throughout the Part A should be read in accordance with the above information.

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 7th day of January, 2004.

NATIONS MASTER INVESTMENT TRUST

By:                 *
Edward D. Bedard
President and Chief Executive Officer

By: /s/ Robert B. Carroll
Robert B. Carroll
Secretary
*Attorney-in-Fact